Exhibit (i)

[Dechert LLP Letterhead]

April 12, 2007

Fidelity Commonwealth Trust II
82 Devonshire Street
Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel for Fidelity Commonwealth Trust II (the “Registrant”) and its separate series, Fidelity Large Cap Core Enhanced Index Fund, Fidelity Large Cap Growth Enhanced Index Fund and Fidelity Large Cap Value Enhanced Index Fund (the “Funds”). We are familiar with the Registrant’s registration statement with respect to the Funds under the Investment Company Act of 1940, as amended, and with its initial registration statement filed on Form N-1A relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Registrant is organized as a statutory trust under the laws of the State of Delaware. We have examined the Registrant’s Trust Instrument made as of September 25, 2006, other materials relating to the authorization and issuance of shares of beneficial interest of Registrant, Pre-Effective Amendment No. 1 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Funds’ shares proposed to be sold pursuant to Pre-Effective Amendment No. 2 to the Registration Statement (“Amendment”), when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of each Fund, as described in the Amendment, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Funds’ shares of beneficial interest, as indicated above, and to references to our firm, if any, in each Fund’s Prospectus and Statement of Additional Information to be dated as of the effective date of the Amendment.

We are members of the Bar of the Commonwealth of Massachusetts and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP

Dechert LLP